EXHIBIT 99.1

For Immediate Release
Contact:	Willing L. Biddle, CEO,
John T. Hayes, CFO or
James Aries, SVP
Urstadt Biddle Properties Inc.
(203) 863-8200

URSTADT BIDDLE PROPERTIES INC. ACQUIRES TWO PROPERTIES IN GREENWICH, CONNECTICUT

Greenwich, CT – September 2, 2014 – Urstadt Biddle Properties Inc. (NYSE: UBA and UBP) announced today that it has acquired two properties totaling 89,000 square feet in Greenwich, CT.
The first property is a three story 48,000 square foot mixed use property located on the Boston Post Road (Route 1) in the Cos Cob section of Greenwich, CT.  The property is anchored by a 15,600 square foot CVS Pharmacy and other retail tenants including Robek's, Domino's Pizza and Member's Credit Union.  The property also contains second floor offices and third floor apartments.  The property was built in 1986 and originally was occupied by the well know Porricelli's Market before a conversion to CVS in 2008.  The property is currently 97% occupied and is well protected from new competition due to the high barriers to entry and the lack of developable land in Greenwich.
The second property is a group of contiguous two-story mixed use properties located at the intersection of Sound Beach Avenue and Arcadia Road containing 41,000 square feet.  It comprises almost a square block in the Old Greenwich section of Greenwich, adjacent to the Old Greenwich train station.  The property is anchored by a newly renovated 18,200 square foot King's Supermarket which replaced another Porricelli's Market in 2013.  This is the only grocery store south of Route 1 in Old Greenwich and has been a commercial hub serving this affluent submarket for over 50 years.  King's is owned by the private equity firm, Angelo, Gordon & Co., which also owns the Balducci's chain.    In addition to the supermarket building, the block consists of a series of retail properties and a free-standing building leased to the U.S. Post Office.   Tenants include Dunkin' Donuts, Panache Salon, Chillybear, a delicatessen, drycleaner, and additional second floor professional office tenants.  The block contains fifty (50) dedicated parking spaces and benefits from its ideal location adjacent to the Old Greenwich Metro-North train station which adds additional municipal parking and steady commuter traffic flow.
Willing Biddle, President and CEO of Urstadt Biddle Properties Inc. said, "We are pleased that in addition to the Chimblo retail portfolio we purchased last year, our acquisition program has again found us multiple retail properties in our own back yard of Greenwich, Connecticut.  The acquisition of these properties helps to further one of our company goals of investing in high quality grocery or drugstore anchored shopping centers in the suburban areas surrounding New York City".  James Aries, Director of Acquisitions at Urstadt Biddle Properties Inc. adds, "This portfolio of properties has been on our radar for some time and we are thrilled to finally own them.  These properties have been owned by the same family for decades and selling them was a bittersweet event for them.  Fortunately, the local family had faith in our ability to close quickly and without complication in addition to sharing common ownership philosophies which we believe factored significantly in their choosing to sell to Urstadt Biddle Properties."
Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust, which owns or has equity interests in 69 properties containing approximately 5.1 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties.  It has paid 179 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 20 consecutive years.

For additional information, please contact Willing L. Biddle, CEO, John Hayes, CFO, or James Aries, SVP, Urstadt Biddle Properties Inc. at 203-863-8200.  Follow us on Twitter at https://twitter.com/UrstadtBiddle

This press release contains statements that constitute "forward-looking statements."  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Urstadt Biddle Properties Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.  Urstadt Biddle Properties Inc. undertakes no obligation to update these statements for revisions or changes after the date of this release.